Hexion Specialty Chemicals, Inc.	Exhibit 99 NEWS RELEASE
180 East Broad Street Columbus, OH 43215 hexion.com

FOR IMMEDIATE RELEASE

Hexion Specialty Chemicals Reports Fourth Quarter 2006 Results

COLUMBUS, Ohio – (March 15, 2007) – Hexion Specialty Chemicals today reported its results for the fourth quarter and fiscal year ended December 31, 2006. Highlights for the fourth quarter of 2006 include:

•	Revenues of $1.31 billion in 2006 compared to $1.14 billion during the prior year period, an increase of approximately 15 percent.

•

Operating income improved 34 percent to $59 million versus $44 million in the prior year period. Income for the fourth quarter 2006 was negatively impacted by the delayed timing of contractual pass through of certain raw material price increases and integration costs of $12 million compared to integration costs of $5 million in fourth quarter 2005.

•	Net loss of $55 million for the 2006 quarter versus a net loss of $14 million in the prior year period. The net loss in the fourth quarter 2006 included a $69 million loss on extinguishment of debt.

•

Quarterly Segment EBITDA increased 11 percent to $124 million in 2006 compared to $112 million during the prior year period. (Note: Segment EBITDA is a non-GAAP measure and is defined and reconciled to Net Income later in this release).

•	Adjusted EBITDA of $664 million for the year ended December 31, 2006. (Note: Adjusted EBITDA is a non-GAAP measure and is defined and reconciled to Net Income later in this release).

“Hexion posted improved revenues and Segment EBITDA in the fourth quarter 2006 compared to the fourth quarter 2005, despite key raw materials at historically high levels,” said Craig O. Morrison, Chairman and CEO. “Rapidly escalating raw material costs continued to create a negative lead-lag effect in the fourth quarter 2006. Despite this volatility and some softening volumes for our products, primarily for the North American residential construction and automotive markets, we improved our fourth quarter 2006 Segment EBITDA and operating income by $12 million and $15 million, respectively, when compared to the fourth quarter 2005.”

“During the fourth quarter 2006, we continued to aggressively pursue pricing actions for both contract and non-contract customers to recapture raw material price increases,” Morrison said. “We were generally pleased with our progress to restore margins, although our efforts were hampered by the persistent rise in raw material costs that continued longer than we had previously anticipated. For the full-year, we estimate the lead-lag impact for both contractual and non-contractual customers totaled $60 million.”

In addition, Hexion’s Phase I synergy targets continued to be achieved as planned, with $25 million in synergies realized this quarter. “We remain confident in our ability to achieve the full balance of our $125 million Phase I synergies,” Morrison said. “We have also identified $50 million in Phase II synergies.”

During the quarter, Hexion also announced that it received Australian regulatory approval to purchase the adhesives and resins business of Orica Limited and subsequently completed the transaction in February 2007. The Orica adhesives and resins business manufactures formaldehyde and formaldehyde-based binding resins used primarily in the forest products industry. The business had 2006 sales of $85 million and employs 100 people. The acquisition included three manufacturing facilities, with one site in Australia and two in New Zealand.

As previously announced, Hexion amended its senior secured credit facility in November 2006. The amended and restated credit agreement increased the Company’s current seven-year $1.625 billion term loan facility to $2 billion. The amended and restated credit agreement also provides that the Company’s current seven-year $50 million synthetic letter of credit facility remained outstanding. The Company continues to have access to the $225 million revolving credit facility. In addition, during the fourth quarter 2006, the Company retired $625 million of outstanding senior second secured notes. The Company also sold through its wholly owned finance subsidiaries, Hexion U.S. Finance Corp. and Hexion Nova Scotia Finance, ULC, $200 million of Second-Priority Senior Secured Floating Rate Notes due 2014 and $625 million of 9 3/4% Second-Priority Senior Secured Notes due 2014.

Full Year 2006 Results

2006 sales were $5.2 billion, a 17 percent increase over fiscal year 2005. Of the 17 percent increase, acquisitions accounted for 12 percentage points when compared to 2005. Full year operating income increased by 38 percent to $286 million compared to $208 million in 2005, supported by lower selling, general and administrative expenses, continued realization of synergies and lower transaction costs compared to the similar year ago period. 2006 operating income was negatively impacted by increased integration costs when compared to 2005, as well as the continued rise in raw material costs and the delayed timing in contractual pass through of certain raw material cost increases to our customers that resulted in a negative full-year lead lag. The net loss in 2006 of $109 million versus a net loss of $87 million in 2005 included increased interest expense and an increased charge to extinguish debt compared to the similar year-ago period.

Quarterly Segment Results

“The diversity of our portfolio of thermoset resins helped to improve our fourth quarter 2006 results as we experienced strong customer demand for a number of our products, including: epoxy resins and intermediates, phenolic specialty resins, oilfield services and international forest product resins and formaldehyde applications,” Morrison said. “Overall, our outlook for revenue and Segment EBITDA growth in 2007 remains positive and we are encouraged by the strength of Hexion’s diverse end markets and a more favorable raw material environment.”

Following is a comparison of net sales and Segment EBITDA by reportable segment for the fourth quarter and full year 2006. Segment EBITDA is defined as EBITDA adjusted to exclude certain non-cash and non-recurring expenses. Segment EBITDA is the primary performance measure used by the Company to evaluate its operating results and determine allocations of capital resources among segments. Segment EBITDA is also the profitability measure used in management and executive incentive compensation programs. Corporate and Other primarily represents certain corporate, general and administrative expenses that are not allocated to the segments.

(U.S. Dollars in Millions)
	Three months ended December 31,		Fiscal Year Ended December 31,
	2006	2005	2006	2005
Net Sales to Unaffiliated Customers (1) (2)
Epoxy and Phenolic Resins	$539	$505	$2,152	$1,881
Formaldehyde and Forest Product Resins	344	328	1,385	1,281
Coatings and Inks	326	210	1,254	886
Performance Products	100	98	414	394

	1,309	1,141	5,205	4,442

Segment EBITDA (2)
Epoxy and Phenolic Resins	$66	$59	$271	$244
Formaldehyde and Forest Product Resins	42	38	152	152
Coatings and Inks	12	12	81	63
Performance Products	15	14	65	52
Corporate and Other	(11)	(11)	(45)	(43)

(1)	Intersegment sales are not significant and, as such, are eliminated within the selling segment.
(2)	Net sales and Segment EBITDA in 2006 include the acquisition of the coatings business from The Rhodia Group (“Coatings Acquisition”) and the global ink and adhesive resins business of Akzo Nobel (“Inks Acquisition”) from January 31, 2006 and June 1, 2006, respectively, and exclude the results from Alba Adesivos, the Brazilian Consumer Divestiture, since March 31, 2006. Net sales and Segment EBITDA in 2005 include Bakelite results from the date of acquisition, April 29, 2005.

Earnings Call

Hexion will host a teleconference to discuss its Fourth Quarter 2006 results on Thursday, March 15, 2007, at 9:00 a.m. Eastern Time. Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 866.713.8310

International Participants: 617.597.5308

Participant Passcode: 51283362

Live Internet access to the call will be available through the Investors Section of the Company’s website: www.hexion.com.

Hexion Specialty Chemicals, Inc. 180 East Broad Street Columbus, OH 43215 hexion.com	Exhibit 99 NEWS RELEASE

Reconciliation of Segment EBITDA to Net Loss

	Three months ended December 31,		Fiscal Year ended December 31
	2006	2005	2006	2005
Segment EBITDA:
Epoxy and Phenolic Resins	$66	$59	$271	$244
Formaldehyde and Forest Product Resins	42	38	152	152
Coatings and Inks	12	12	81	63
Performance Products	15	14	65	52
Corporate and Other	(11)	(11)	(45)	(43)

Reconciliation:
Items not included in Segment EBITDA
Transaction costs	1	(10)	(20)	(44)
Integration costs	(12)	(5)	(57)	(13)
Non-cash charges	(9)	(10)	(22)	(30)
Unusual items:
(Loss) gain on divestiture of business	(1)	—	39	—
Purchase accounting effects/inventory step-up	—	(2)	(3)	(16)
Discontinued operations	—	—	(14)	(10)
Business realignments	6	(7)	2	(9)
Other	(3)	3	(10)	(18)

Total unusual items	2	(6)	14	(53)

Total adjustments	(18)	(31)	(85)	(140)
Interest expense, net	(71)	(54)	(242)	(203)
Loss on extinguishment of debt	(69)	—	(121)	(17)
Income tax benefit (expense)	27	(5)	(14)	(48)
Depreciation and amortization	(48)	(36)	(171)	(147)

Net loss	$(55)	$(14)	$(109)	$(87)

Reconciliation of Net Loss to Adjusted EBITDA

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash, non-recurring costs and realized or expected future cost savings and other adjustments permitted in calculating covenant compliance under the indentures governing certain of the Company's debt instruments and the Company's senior credit facility. Certain covenants in these agreements (i) require the maintenance of a senior secured debt to Adjusted EBITDA ratio and (ii) restrict our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to meet such ratio and also a defined Adjusted EBITDA to Fixed Charges ratio. The covenant to incur additional indebtedness and the ability to make future acquisitions, requires an Adjusted EBITDA to Fixed Charges ratio (measured on a trailing four-quarter basis) of 2.0:1.0. Fixed charges are defined as interest expense excluding the amortization or write-off of deferred financing costs. Failure to comply with these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. The Company believes that the inclusion of the supplemental adjustments applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants and assess our ability to incur additional indebtedness in the future. Adjusted EBITDA and fixed charges are not defined terms under generally accepted accounting principals, or GAAP.

Adjusted EBITDA is not intended to represent any measure of performance in accordance with GAAP and the company’s calculation and use of this measure may differ from other companies. These non-GAAP measures should not be used in isolation or as a substitute for measures of performance or liquidity. Adjusted EBITDA should not be considered an alternative to operating income or net loss under GAAP for purposes of evaluating the Company’s results of operations or as an alternative to cash flows as a measure of liquidity. Fixed Charges should not be considered an alternative to interest expense.

Year Ended December 31, 2006
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(109)
Income taxes	14
Interest expense, net	242
Write-off of deferred financing fees	121
Depreciation and amortization expense	171

EBITDA	439
Adjustments to EBITDA
Acquisitions EBITDA (1)	35
Transaction costs (2)	20
Integration costs (3)	57
Non-cash charges (4)	22
Unusual items:
Purchase accounting effects/inventory step-up	3
Gain on divestiture of business	(39)
Discontinued operations	14
Business realignments	(2)
Other (5)	10

Total unusual items	(14)

In process Synergies (6)	105

Adjusted EBITDA (7)	$664

Fixed charges (8)	$290

Ratio of Adjusted EBITDA to Fixed Charges	2.29

(1)	Represents the incremental EBITDA impact for the Coatings Acquisition, the Inks Acquisition, as well as two smaller acquisitions, and the Orica Acquisition which closed February 1, 2007, less EBITDA generated prior to the Brazilian Consumer Divestiture, as if they had taken place at the beginning of the period.
(2)	Represents the write-off of deferred accounting, legal and printing costs associated with the Company’s proposed IPO, as well as costs associated with terminated acquisition activities.
(3)	Represents redundancy and plant rationalization costs and incremental administrative costs associated with integration programs. It also includes costs related to the implementation of a single, company-wide management information and accounting system.
(4)	Includes non-cash charges for impairments of fixed assets, stock based compensation and unrealized foreign exchange and derivative losses.
(5)	Includes the impact of the announced divestiture of the European Solvents business, one-time benefit plan costs and management fees.
(6)	Represents estimated net unrealized synergy savings.
(7)	The Company is required to have an Adjusted EBITDA to Fixed Charges ratio of greater than 2.0 to 1.0 to incur additional indebtedness under certain of our indentures. As of December 31, 2006, the Company was able to satisfy this covenant and incur additional indebtedness under our indentures.
(8)	The fixed charges reflect pro forma interest expense as if the debt refinancing and the Orica acquisition, which occurred in November 2006 and February 2007, respectively, had taken place at the beginning of the period.

Consolidated Statement of Operations

	Year Ended December 31,
	2006	2005
	(In millions, except share and per share data)
Net sales	$5,205	$4,442
Cost of sales	4,485	3,781

Gross profit	720	661
Selling, general & administrative expense	384	391
Transaction costs	20	44
Integration costs	57	13
Other operating (income) expense, net	(27)	5

Operating income	286	208
Interest expense, net	242	203
Loss on extinguishment of debt	121	17
Other non-operating expense, net	3	16

Loss from continuing operations before income tax, earnings from unconsolidated entities and minority interest	(80)	(28)
Income tax expense	14	48

Loss from continuing operations before earnings from unconsolidated entities and minority interest	(94)	(76)
Earnings from unconsolidated entities, net of taxes	3	2
Minority interest in net income of consolidated subsidiaries	(4)	(3)

Loss from continuing operations	(95)	(77)
Loss from discontinued operations	(14)	(10)

Net loss	(109)	(87)
Redeemable and accretion of redeemable preferred stock	33	30

Net loss available to common shareholders	(142)	(117)

Comprehensive loss	$(11)	$(172)

Basic and Diluted Per Share Data
Loss from continuing operations	$(1.55)	$(1.30)
Loss from discontinued operations	(0.17)	(0.11)

Net loss available to common shareholders	$(1.72)	$(1.41)

Common stock dividends declared	$6.12	$6.66

Weighted average number of common shares outstanding during the period— basic and diluted	82,583,068	82,629,906

Forward Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the management of Hexion Specialty Chemicals, Inc. (which may be referred to as “Hexion,” “we,” “us,” “our” or the “Company”) may from time to time make oral forward-looking statements. Forward looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “will” or “intend” and similar expressions. The forward-looking statements contained herein reflect our current views with respect to future events and are based on our currently available financial, economic and competitive data and on current business plans. Actual results could vary materially depending on risks and uncertainties that may affect the Company’s operations, markets, services, prices and other factors as discussed in Item 1A—Risk Factors, of the Company’s Form 10-K filed with the Securities Exchange Commission (SEC) on March 17, 2006. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: economic factors such as an interruption in the supply of or increased pricing of raw materials due to natural disasters, competitive factors such as pricing actions by our competitors that could affect our operating margins, and regulatory factors such as changes in governmental regulations involving our products that lead to environmental and legal matters as described in Item 3 — Legal Proceedings, of the Company’s Form 10-K filed with the SEC on March 17, 2006.

About Hexion Specialty Chemicals

Based in Columbus, Ohio, Hexion Specialty Chemicals combines the former Borden Chemical, Bakelite, Resolution Performance Products and Resolution Specialty Materials companies into the global leader in thermoset resins. Hexion serves the global wood and industrial markets through a broad range of thermoset technologies, specialty products and technical support for customers in a diverse range of applications and industries. Hexion Specialty Chemicals is owned by an affiliate of Apollo Management, L.P. Additional information is available at www.hexion.com.

Contacts

Investors:

John Kompa

Director, Investor Relations

Hexion Specialty Chemicals, Inc.

+1 614 225 2223

john.kompa@hexion.com

Media:

Peter F. Loscocco

Vice President, Public Affairs

Hexion Specialty Chemicals, Inc.

+1 614 225 4127

peter.loscocco@hexion.com